As filed with the Securities and Exchange Commission on August 11, 1997
                                                      Registration No. 333-_____


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                     ---------------------------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                         Saliva Diagnostic Systems, Inc.
--------------------------------------------------------------------------------
             (Exact name of registrant as specified in its charter)

                                    DELAWARE
--------------------------------------------------------------------------------
         (State or other jurisdiction of incorporation or organization)

                                   91-1549305
--------------------------------------------------------------------------------
                      (I.R.S. Employer Identification No.)

                              11719 NE 95th Street
                           Vancouver, Washington 98682
                                 (360) 696-4800
--------------------------------------------------------------------------------
               (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                         Kenneth J. McLachlan, President
                         Saliva Diagnostic Systems, Inc.
                              11719 NE 95th Street
                           Vancouver, Washington 98682
                                 (360) 696-4800
--------------------------------------------------------------------------------
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                        Copies of all correspondence to:

                               LaDawn Naegle, Esq.
                                 Bryan Cave LLP
                        700 13th Street, N.W., Suite 700
                           Washington, D.C. 20005-3960
                                 (202) 508-6000

     Approximate date of commencement of proposed sale to public: From time to time after this Registration Statement becomes effective.

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]


     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] __________________

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _____________________

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                              CALCULATION OF REGISTRATION FEE
==============================================================================================
                                    Proposed maximum Proposed maximum
Title of each class of               offering price  aggregate offering
securities to be       Amount to be   per unit (1)        price (1)     Amount of registration
registered              registered                                               fee
====================== ============ ================ ================== ======================
Common Stock, par
value $.01 per share   3,247,422    $0.766             $2,487,525.25           $753.79
                       shares
==============================================================================================

(1) Estimated solely for purposes of determining the registration fee pursuant to Rule 457(c), based upon the average of the closing bid and ask prices for the Common Stock on August 6, 1997 as reported by the Nasdaq Small Cap Market.

                      -------------------------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
INFORMATION   CONTAINED  HEREIN  IS  SUBJECT  TO  COMPLETION  OR  AMENDMENT.   A
REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSEPCTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.
--------------------------------------------------------------------------------

[CORPORATE LOGO]
                   SUBJECT TO COMPLETION DATED AUGUST 11, 1997

                             PRELIMINARY PROSPECTUS
                         SALIVA DIAGNOSTIC SYSTEMS, INC.

                        3,247,442 Shares of Common Stock

     Saliva Diagnostic Systems, Inc. (the "Company") is registering for resale 3,247,442 shares (the "Shares") of its common stock, $.01 par value (the "Common Stock"), which include (i) 500,810 shares which have been and may be issued in accordance with the terms of a Common Stock Subscription Agreement dated June 30, 1997 by and between the Company and The Tail Wind Fund Ltd. ("Tail Wind") (the "Tail Wind Subscription Agreement"); (ii) 2,420,000 shares which have been issued in accordance with the terms of a Common Stock Subscription Agreement dated June 30, 1997 by and among the Company and certain other investors (the "Investors"); (iii) 100,000 shares which may be issued upon the exercise of warrants granted to Tail Wind (the "Tail Wind Warrants"); and (iv) 226,632 shares which may be issued upon the exercise of warrants granted to Grayson & Associates, Inc. (the "Grayson Warrants"). All of the Common Stock offered hereby is being offered for the account of certain shareholders of the Company which acquired their securities in certain private placements conducted by the Company. See "Selling Shareholders." Additional shares that may become issuable as a result of the anti-dilution provisions of the Tail Wind Warrants and the Grayson Warrants are offered hereby pursuant to Rule 416 under the Securities Act of 1933, as amended (the "Securities Act"). The Company will not receive any of the proceeds from the sale of the Common Stock being offered hereby (the "Offering"), but will receive the exercise price payable upon the exercise of the Tail Wind Warrants and the Grayson Warrants. There can be no assurance that all or any part of the Tail Wind Warrants or the Grayson Warrants will be exercised or that they will be exercised for cash.

     The Shares may be sold from time to time in transactions (which may include block transactions) on the Nasdaq Small Cap Market at the market prices then prevailing. Sales of the Shares may also be made through negotiated transactions or otherwise. The Selling Shareholders and the brokers and dealers through which the sales of the Shares may be made may be deemed to be "underwriters" within the meaning set forth in the Securities Act, and their commissions and discounts and other compensation may be regarded as underwriters' compensation. See "Plan of Distribution."

     THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK AND SHOULD NOT BE PURCHASED BY INVESTORS WHO CANNOT AFFORD THE LOSS OF THEIR ENTIRE INVESTMENT. PROSPECTIVE PURCHASERS SHOULD CAREFULLY CONSIDER THE MATTERS DISCUSSED UNDER "RISK FACTORS" BEGINNING ON PAGE 4.
                     -------------------------------------
     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                     -------------------------------------

                                                      Proceeds to
                             Price to Public(1)       Selling Shareholders(1)(2)
                             ------------------       --------------------------
Per Share of Common Stock         $1.00                       $1.00

Total(3)                          $3,247,442                  $3,247,442

(1) Estimated based upon the average of the high and low sales prices for the Common Stock on July 11, 1997 as reported by Nasdaq.

(2) Excludes regular brokerage commissions and other expenses, including expenses of counsel in excess of $10,000, if any, for Tail Wind and the Investors, which will be paid by Tail Wind and the Investors, respectively. The other expenses of the Offering are estimated to be approximately $118,000, all of which will be paid by the Company.

(3) Assumes all Shares registered will be issued to the Selling Shareholders and will be sold in this Offering.

                      -------------------------------------

                The date of this Prospectus is August __, 1997.

                              AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith, files reports and other information with the Securities and Exchange Commission (the "Commission"). Such reports and other information can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549; and the Commission's regional offices at Room 1204, 219 South Dearborn Street, Chicago, Illinois 60604; Room 1028, 7 World Trade Center, New York, New York 10007; and Suite 500 East, 5757 Wilshire Boulevard, Los Angeles, California 90036. Copies of such material can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The Commission maintains an internet web site that contains reports, proxy statements and other materials filed electronically by the Company through the Commission's Electronic Data, Gathering, Analysis and Retrieval (EDGAR) system. This web site can be accessed at http://www.sec.gov. The Common Stock is traded on the Nasdaq Small Cap Market ("Nasdaq") under the symbol "SALV," and copies of reports and other information are also available for inspection at the Nasdaq Stock Market, 1735 K Street, N.W., Washington, D.C. 20006.

     The Company has filed with the Commission a Registration Statement on Form S-3 (the "Registration Statement") under the Securities Act with respect to the shares of Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement or the exhibits thereto. As permitted by the rules and regulations of the Commission, this Prospectus omits certain information contained or incorporated by reference in the Registration Statement. For further information, reference is hereby made to the Registration Statement and exhibits thereto, copies of which may be inspected at the offices of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 or obtained from the Commission at the same address at prescribed rates.

     The Company furnishes Annual Reports to the holders of its securities which contain financial information which have been examined and reported upon, with an opinion expressed by, its independent certified public accountants.

                      INFORMATION INCORPORATED BY REFERENCE

     The following documents filed by the Company with the Commission pursuant to the Exchange Act are incorporated herein by reference:

     (1) Annual Report on Form 10-KSB for the fiscal year ended December 31, 1996, filed on March 31, 1997 (File No. 000-21284) pursuant to Section 13(a) of the Exchange Act, as amended on Form 10-KSB/A, filed on June 10, 1997 (File No. 000-21284) (the "1996 Annual Report");

     (2) Quarterly Report on Form 10-QSB for the fiscal quarter ended March 31, 1997, filed on May 15, 1997 (File No. 000-21284) pursuant to Section 13(a) of the Exchange Act;

     (3) Definitive Proxy Statement, filed on April 29, 1997 (File No. 000-21284) pursuant to Section 14(a) of the Exchange Act;

     (4) Current Report on Form 8-K dated May 30, 1997, filed on May 30, 1997 (File No. 000-21284) pursuant to Section 13(a) of the Exchange Act, as amended on Form 8-K/A dated May 30, 1997, filed on June 9, 1997 (File No. 000-21284); and

     (5) Current Report on Form 8-K dated July 5, 1997, filed on July 30, 1997 (File No. 000-21284) pursuant to Section 13(a) of the Exchange Act.

     All documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof shall hereby be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. See "Available Information." Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document incorporated or deemed to be incorporated herein by reference modifies or supersedes such statement. Any statement contained herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained in any subsequently filed document incorporated or deemed to be incorporated herein by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     THIS PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. COPIES OF THESE DOCUMENTS (EXCLUDING EXHIBITS UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE INTO THE INFORMATION INCORPORATED HEREIN) WILL BE PROVIDED BY FIRST CLASS MAIL WITHOUT CHARGE TO EACH PERSON TO WHOM THIS PROSPECTUS IS DELIVERED, UPON WRITTEN OR ORAL REQUEST BY SUCH PERSON TO SHAREHOLDER RELATIONS, SALIVA DIAGNOSTIC SYSTEMS,

INC., 11719 NE 95TH STREET, VANCOUVER, WASHINGTON 98682 (TELEPHONE NUMBER (360) 696-4800).

     No person has been authorized in connection with this offering to give any information or to make any representation not contained or incorporated by reference in this Prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by the Company, the Selling Shareholders or any other person. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, any securities other than those to which it relates, nor does it constitute an offer to sell or a solicitation of an offer to purchase by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall under any circumstances create any implication that the information contained herein is correct as of any time subsequent to the date hereof.

                              CAUTIONARY STATEMENT

     This prospectus, as well as information incorporated by reference herein, contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to, those statements relating to development of new products, the ability to obtain new distribution agreements and increase distribution for products under existing distribution agreements, approval of the Company's products as and when required by the Food and Drug Administration ("FDA") in the United States and similar regulatory bodies in other countries, and the scale-up of manufacturing in the United States and attendant FDA approvals. These forward-looking statements are subject to the business and economic risks faced by the Company and the Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under "Risk Factors" below, under "Item 1 - Business" and "Item 6 - Management's Discussion and Analysis or Plan of Operation" in the 1996 Annual Report, and in the other documents incorporated by reference herein.


                                  RISK FACTORS

     The securities offered hereby are speculative and involve a high degree of risk, including, but not limited to, the risk factors described below. Each prospective investor should carefully consider the following risk factors inherent in and affecting the business of the Company and this offering before making an investment decision.

     1. Limited Operating History. Since July 1990, the Company has been engaged primarily in research and development activities focused on developing proprietary collection devices and rapid assays. To date, sales of the Company's products have been to a limited customer base. The Company has a limited operating history upon which an evaluation of the Company's prospects can be made. Such prospects must be considered in light of the risks, expenses and difficulties frequently encountered in the establishment of a new business in a continually evolving, heavily regulated industry, characterized by an increasing number of market entrants and intense competition, as well
as the  risks, expenses  and  difficulties   encountered  in  the  shift  from
development to commercialization of new products based on innovative technology. There can be no assurance that the Company will be able to implement successfully its marketing strategy, obtain necessary regulatory approval, generate increased revenues or ever achieve profitable operations.

     2. Significant Operating Losses; Accumulated Deficit; Explanatory Paragraph in Report of Independent Certified Public Accountants. The Company has incurred significant operating losses since its inception, resulting in an accumulated deficit of $21,914,246 and $23,089,147 at December 31, 1996 and March 31, 1997,
respectively, and a shareholders' equity of $1,160,632 and $350,265 at December 31, 1996 and March 31, 1997, respectively. The Company has incurred additional operating losses through the date of this Prospectus. Such losses are expected to continue for the foreseeable future and until such time, if ever, as the Company is able to attain sales levels sufficient to support its operations. The Company's independent certified public accountants have included an explanatory paragraph in their report stating that the Company's significant operating losses and significant capital requirements raise substantial doubt about the Company's ability to continue as a going concern.

     3. Significant Capital Requirements; Need for Additional Financing. The Company's capital requirements have been and will continue to be significant. The Company has been dependent on private placements of its debt and equity securities and on a public offering of securities in March 1993 to fund such requirements. The Company is dependent upon its other efforts to raise capital resources, including proceeds received from the exercise of warrants, to finance the costs of manufacturing, marketing and conducting clinical trials and submissions for FDA approval of its products and continuing the design and development of the Company's new products. Marketing, manufacturing and clinical testing may require capital resources substantially greater than the resources currently available to the Company. There can be no assurance that the Company will be able to obtain additional capital resources necessary to permit the Company to implement or continue its programs. There can be no assurance that such financing will be available on commercially reasonable terms or at all. Any additional equity financing may involve substantial dilution to the interests of the Company's shareholders, which dilution also has occurred in the past.

     4. Uncertain Acceptance of Saliva-Based Tests and Rapid Tests as Diagnostic Tools. The human specimens traditionally used for the diagnostic testing and quantitative measurement of most physiologically active substances, drugs and toxins in the body, are blood and urine. Substantially all of the assay-based diagnostic test kits currently available were approved by the FDA for use with these testing specimens. Political and social factors may create impediments to the use of rapid tests as diagnostic tools. These factors include whether certain diagnostic tests, such as HIV antibody tests, should be conducted without trained specialists and whether rapid tests in nontraditional testing environments will lead to invasions of privacy. Although the Company acknowledges the existence of such considerations, it is committed to developing rapid testing devices as useful diagnostic tools. Limitations on the Company's ability to market rapid tests caused by political and social factors could have a material adverse effect on the Company's operations.

     5. Uncertainty of New Product Development. The design and development of the Company's rapid testing platforms in their current designs have been completed and limited revenues have been generated from sales thereof. The Company will be required to devote considerable additional efforts to finalize the evaluation of its products. Satisfactory completion of development, testing, evaluations, obtaining regulatory approvals and achieving sufficient production levels of such products will be required prior to their being available for commercial sale. The Company's products remain subject to all the risks inherent in the introduction of new diagnostic products, including unanticipated problems, as well as the possible insufficiency of funds to continue design and development which could result in abandonment of or substantial change in the design or development of such products. There can be no assurance that such products will be successfully developed, be developed on a timely basis or prove to be as effective as products based on existing or newly developed technologies. The inability to successfully complete development, or a determination by the Company, for financial or other reasons, not to undertake to complete development of any product, particularly in instances in which the Company has made significant capital expenditures, could have a material adverse effect on the Company.

     6. Competition. The market in which the Company operates, saliva and blood-based collection and diagnostic testing, is highly competitive. The Company is aware of certain entities, including ChemTrak, Inc., Epitope, Inc., Quidel, Inc. and Trinity Biotech, plc and specialized biotechnology firms, as well as universities and other research institutions, which have developed or are developing technologies and products which are competitive with Omni-SAL(R) and the Company's products under development. Many of these competitors are established and have substantially greater research, marketing and financial resources than the Company. The Company expects that the number of products competing with its products will increase as the perceived benefits of saliva-based testing become more widely recognized. There can be no assurance the Company will be able to compete successfully.

     7. Technological Change and Risk of Technological Obsolescence. The biotechnology industry and, in particular, saliva and blood-based diagnostic testing, is subject to rapid and significant technological change. There can be no assurance that the Company's competitors will not succeed in developing technologies and products relating to the collection of saliva for diagnostic testing prior to the Company or that they will not develop technologies and products that are more effective than any which have been or are being developed by the Company. In addition, the diagnostic products market is characterized by changing technology and developing industry standards sometimes resulting in product obsolescence or short product life cycles. Accordingly, the ability of the Company to compete will be dependent on its introducing products to the marketplace in a timely manner and enhancing and improving such products. There can be no assurance that the Company will be able to keep pace with technological developments or that its products will not become obsolete.

     8. Government Regulation. The development, manufacture and sale of the Company's products in the United States are subject to regulation by the FDA and other governmental agencies. The process of obtaining FDA approval is costly and time-consuming, and there can be no assurance that any of the Company's products not yet approved will be approved by the FDA or other regulatory agencies. Delays in obtaining regulatory approvals may adversely affect the development, testing or marketing of the Company's products and the ability of the Company to generate product revenues therefrom. If and when the Company's products are approved by the FDA, they will be subject to continuing regulation by the FDA and state and local agencies. The FDA has established a number of requirements for manufacturers and requirements regarding labeling and reporting. The failure to comply with these requirements can result in regulatory action, including warning letters, product seizure, injunction, product recalls, civil fines and prosecution. An FDA enforcement action could have a material adverse effect on the Company. The Company is subject to regulation in certain foreign markets. There can be no assurance that regulatory approvals for any of the Company's products or for its manufacturing in the United States will be obtained in a timely manner, or at all.

     9. Risks Related to Foreign Activities. The Company and its manufacturers may be subject to various import duties imposed by foreign governments applicable to both finished products and components and may be affected by various other import and export restrictions or duties as well as other developments having an impact upon international trade. These factors could, under certain circumstances, have an impact both on the manufacturing cost and the wholesale and retail prices of such products. To the extent that transactions relating to foreign sales, manufacturing of the Company's products and purchases of components involve currencies other than United States dollars, the operating results of the Company could be adversely affected by fluctuations in foreign currency exchange rates.

     10. Uncertainty of Market Acceptance; Dependence Upon Third Party Distributors. The Company has limited marketing capabilities and resources. Achieving market acceptance will require substantial marketing efforts and the expenditure of significant funds to inform potential consumers and the public of the perceived benefits of the Company's current and proposed products. Moreover, the Company does not have the financial or other resources to undertake extensive marketing and advertising activities. The Company has recently begun to develop strategic alliances and marketing arrangements, including joint ventures, license or distribution arrangements. The Company's prospects will be significantly affected by its ability to successfully develop and maintain its relationships with its joint venturers, licensors and distributors and upon the marketing efforts of such third parties. While the Company believes that any independent distributors and sales representatives with whom it enters into such arrangements will have an economic motivation to commercialize the Company's products, the time and resources devoted to those activities generally will be controlled by such entities and not by the Company. There can be no assurance that the Company will be able, for financial or other reasons, to develop and maintain any third party distribution or marketing arrangements or that such arrangements, if established, will result in the successful commercialization of any of the Company's products.

     11. Dependence on Manufacturers. The Company relies on arrangements with third parties for the manufacture of some of its products. Such manufacturers, if located in the United States or if manufacturing products to be sold in the United States, must comply with ( the FDA's good manufacturing practices ("GMP") and pass pre-approval inspections by the FDA and periodic GMP inspections. MML Diagnostic Packaging, Inc. ("MML") manufactures Omni-Swab and Saliva*Sampler for the Company in the United States and has advised the Company that it is in compliance with all applicable FDA requirements for such manufacturing. There can be no assurance that the Company's manufacturer will continue to comply with GMP, that the Company will be able to locate additional manufacturers that comply with GMP or secure agreements with such manufacturers on terms acceptable to the Company. There can be no assurance that MML will be able to meet the Company's requirements or that MML will continue to manufacture Omni-Swab or Saliva*Sampler on terms acceptable to the Company.

     12. Dependence Upon Third-Party Suppliers. The Company believes that most of the components used in the manufacture of its proposed products are currently available from numerous suppliers located in the United States, Europe and Asia. The Company believes, however, that certain components are available from a limited number of suppliers. Although the Company believes that it will not encounter difficulties in obtaining these components, there can be no assurance that the Company will be able to enter into satisfactory agreements or arrangements for the purchase of commercial quantities of such components. The failure to enter into agreements or otherwise arrange for adequate or timely supplies of components and the possible inability to secure alternative sources of components could have a material adverse effect on the Company's ability to manufacture its products. In addition, development and regulatory approval of the Company's products in the United States are dependent upon the Company's ability to procure certain components and certain packaging materials from FDA-approved sources. Since the FDA approval process requires manufacturers to specify their proposed suppliers of certain components in their premarket approval applications ("PMAs"), if any such component were no longer available from the specified supplier, FDA approval of a new supplier would be required, resulting in potential manufacturing delays.

     13. Dependence on Small Number of Customers. The Company derives a large portion of its revenues from sales to a small number of customers. Sales to three customers accounted for approximately 49% of total product revenues in 1996. Sales to two customers accounted for approximately 50% of total product revenues in 1995. The loss of sales to any of the Company's major customers could have a material adverse effect on the Company's financial condition and results of operations.

     14. Dependence on Key Personnel. The success of the Company will be largely dependent on the personal efforts of Kenneth J. McLachlan, its President and Chief Executive Officer, and certain key management and scientific personnel. The loss of Mr. McLachlan's services or the services of other key management or scientific personnel would have a material adverse effect on the Company's business and prospects. Competition among biotechnology companies for qualified employees is intense, and the loss of key personnel or the inability to attract and retain the additional highly skilled employees required for the Company's activities could adversely affect its business. There can be no assurance that the Company will be able to hire or retain such necessary personnel.

     15. Uncertainty of Patent Protection; Proprietary Information. The Company has applied for United States patents on certain aspects of its saliva collection and diagnostic testing devices and has been awarded four of these patents. To the extent possible, the Company also anticipates filing patent applications for protection on future products and technology which it develops. There can be no assurance that patents applied for will be obtained, that any such patents will afford the Company commercially significant protection of its technology or that the Company will have adequate resources to enforce its patents. Inasmuch as the Company intends to sell its products in foreign markets, it is in the process of seeking foreign patent protection on its current products and technologies. The patent laws of other countries may differ from those of the United States as to the patentability of the Company's products and technologies and the degree of protection afforded. Other companies may independently develop equivalent or superior products and technologies and may obtain patent or similar rights with respect thereto. Although the Company believes that its products and technologies have been independently developed and do not infringe on the patents of others, there can be no assurance that the Company's products and technologies do not and will not infringe on the patents of others. In the event of infringement, the Company would, under certain circumstances, be required to modify its device or obtain a license. There can be no assurance that the Company will be able to do either of the foregoing in a timely manner or upon acceptable terms and conditions, and the failure to do so could have a material adverse effect on the Company. There can be no assurance that the Company will have the financial or other resources necessary to successfully defend a claim of violation of proprietary rights.

     16. Product Liability; Insurance Coverage. The Company may be exposed to potential product liability claims by consumers. The Company maintains product liability insurance coverage in an amount up to $1,000,000 per occurrence, up to a maximum of $2,000,000 in the aggregate, with excess umbrella liability insurance coverage of $4,000,000. In the event of a product liability claim, there can be no assurance that such insurance will be sufficient to cover all possible liabilities. In the event of a successful suit against the Company, insufficiency of insurance coverage would have a material adverse effect on the Company.

     17. Possible Removal of Securities from Nasdaq System; Disclosure Relating to Low-Priced Stocks. If the Company should continue to experience losses from operations, it may be unable to maintain the standards for continued quotation on Nasdaq and the Common Stock could be subject to removal from the Nasdaq system. Upon the filing by the Company of its Form 10-QSB for the period ended March 31, 1997, Nasdaq issued a letter to the Company asking the Company to demonstrate that it currently meets all Nasdaq listing requirements and can continue to meet those requirements. In order to continue to be included in Nasdaq, a company must maintain $2,000,000 in total assets, a $200,000 market value of the public float and $1,000,000 in total capital and surplus. In addition, continued inclusion requires two market-makers and a minimum bid price of $1.00 per share; provided, however, that if a company falls below such minimum bid price, it will remain eligible for continued inclusion in Nasdaq if the market value of the public float is at least $1,000,000 and the Company has

$2,000,000 in capital and surplus. The Company's total capital and surplus was $1,160,632 at December 31, 1996 and $350,265 at March 31, 1997. On June 5, 1997,
the Company caused the early conversion of $800,000 of the 7.5% Convertible Debentures due February 28, 1999 (the "Debentures") to Common Stock to demonstrate current compliance with the Nasdaq continued inclusion requirements and submitted to Nasdaq on June 4, 1997, its plan to sustain compliance with the Nasdaq continued inclusion requirements with Nasdaq requirements. By letter dated July 16, 1997, Nasdaq advised the Company of its acceptance of the Company's plan to sustain compliance upon certain conditions. To date, the Company has performed in accordance with such conditions. If the Company is removed from the Nasdaq system, trading, if any, in the Common Stock would thereafter be conducted in the over-the-counter market on an electronic bulletin board established for securities that do not meet the Nasdaq inclusion requirements or in what are commonly referred to as the "pink sheets". As a result, an investor would find it more difficult to dispose of, or to obtain accurate quotations as to the price of, the Company's securities. In addition, if the Company's securities were removed from the Nasdaq system, they would be subject to so-called "penny stock" rules that impose additional sales practice requirements on broker-dealers who sell such securities. Consequently, removal from the Nasdaq system, if it were to occur, could affect the ability or willingness of broker-dealers to sell the Company's securities and the ability of purchasers of the Company's securities to sell their securities in the secondary market. There is no assurance that the Company will continue to remain eligible for continued inclusion of the Common Stock on Nasdaq.

     18. No Dividends. To date, the Company has not paid any dividends on its Common Stock and does not expect to declare or pay any dividends in the foreseeable future.

     19. Significant Outstanding Options and Warrants. As of July 30, 1997, there were outstanding (i) stock options to purchase an aggregate of 1,568,999 shares of Common Stock at exercise prices ranging from $0.43 to $5.50 per share;
(ii) warrants to purchase 1,380,000 shares of Common Stock which were issued in the Company's initial public offering, are exercisable at $3.00 per share, and expire December 31, 1997 unless extended by the Company; and (iii) warrants to purchase 533,104 shares which are exercisable at prices ranging from $1.00 to $4.00 per share.

     To the extent that outstanding options or warrants are exercised, dilution to the Company's shareholders will occur. Moreover, the terms upon which the Company will be able to obtain additional equity capital may be adversely affected since the holders of outstanding options and warrants can be expected to exercise them at a time when the Company would, in all likelihood, be able to obtain any needed capital on terms more favorable to the Company than the exercise terms provided by such outstanding securities.

     20. Litigation. The Company is currently involved in litigation brought by Luc Hardy against the Company and former officer and directors, Ronald Lealos and Eugene Seymour, and Richard Kalin. This matter involves allegations against the Company and the individual defendants arising from Mr. Hardy's termination by the Company in 1994. A jury verdict for the plaintiff, which is not a final judgment, was rendered on July 25, 1997 in the approximate amount of $740,000. The Company plans to file with the court motions to set aside the jury verdict and to move for a new trial. There can be no assurance such motions will be granted or that the final judgment in this case will not have a material adverse effect on the Company.

                                   THE COMPANY

     The Company is primarily engaged in the development, manufacturing and marketing of rapid in vitro assays for use in the detection of infectious diseases and other conditions, proprietary specimen collection devices and other diagnostic devices. The Company's principal executive offices are located at 11719 NE 95th Street, Vancouver, Washington, 98682 and its telephone number is
(360) 696-4800.

     The Company develops rapid immunoassays utilizing immunochromatography for the detection of antibodies to selected pathogens, such as the HIV, the virus that causes AIDS, and Helicobacter pylori, a bacteria linked to peptic ulcers and gastric cancer. The Company's immunoassays are designed to require only a few simple steps and minutes to use. The tests produce visual results in under 20 minutes, and may be used without special equipment, storage or training. The Company's data and independent evaluations demonstrate that its Hema*Strip HIV and Sero*Strip HIV tests are generally equivalent in performance to widely used FDA-licensed tests for HIV.

     To date, the Company has developed three rapid HIV tests: Sero*Strip HIV, Hema*Strip HIV and Saliva*Strip HIV, and a rapid H. pylori test: Stat*Simple. The Company has under development several rapid tests for hepatitis. The Company has commenced production and marketing of three medical specimen collectors:
Omni-SAL(R), Saliva*Sampler and Omni-Swab. In addition, the Company has conducted preliminary research that indicates its rapid test format may be expanded to detect other diseases, such as tuberculosis, measles, malaria, rubella, tetanus, herpes, chlamydia, mumps, influenza, parvovirus, pertussis, certain cancers, tumor markers and cardiac disease.


                              SELLING SHAREHOLDERS

     None of the Selling Shareholders is an affiliate of the Company or has had any position, office or other material relationship with the Company within the past three years except as a shareholder of the Company or as noted below. The following table sets forth information with respect to the Selling Shareholders, based upon information provided to the Company by them.


                                 Shares Beneficially Owned   Shares Being Offered  Shares Beneficially Owned
Name of Selling Shareholder           Prior to Offering                                After Offering (1)
------------------------------- --------------------------- ---------------------- -------------------------
Mark Alt                                  100,000                 100,000                          0
Sterling E. Baker                         122,500                 100,000                     22,500
Linda Bidell                              200,000                 200,000                          0
Collin Bingham Trust                       50,000                  50,000                          0
Tanner Payne Boyer Trust                   50,000                  50,000                          0
Brian Brammell                            187,000                 100,000                     87,000
E. Paul Brodsky, CPA, IRA                  25,000                  25,000                          0
Mary L. Brodsky, IRA                       25,000                  25,000                          0
Carol Bruckner                             76,000                  75,000                      1,000
Center for Aids Research and              100,000                 100,000                          0
    Training, Inc.
The Covette Community Property            100,000                 100,000                          0
    Trust
David Fitzpatrick                          50,000                  50,000                          0
Gerald Grayson  (2)                       200,000                 200,000                          0
Grayson & Associates, Inc. (3)            226,632  (4)            226,632                          0
Dean Greenberg                             50,000                  50,000                          0
Harvey Katzman                            127,250                 100,000                     27,250
Hollywood Pins Co.                        200,000                 200,000                          0
Alan Lerner                                20,000                  20,000                          0
Michael Lipkin                            100,000                 100,000                          0
Sandy Linka                                30,000                  30,000                          0
Kenneth J. McLachlan  (5)                 700,000  (6)            200,000                    500,000
Gary Nathanson                            100,000                 100,000                          0
Lisa Neuhof                                25,000                  25,000                          0
Jack P. Slovak                             50,000                  50,000                          0
Robert A. Slovak                           50,000                  50,000                          0
Stanton Law Corporation                    50,000                  50,000                          0
    Profit Sharing Plan
George L. Stanton                         130,000                 100,000                     30,000
The Tail Wind Fund Ltd.                 1,614,516  (7)            600,810                  1,013,706
Linda Trester                              20,000                  20,000                          0
WCGMG, Inc., DBPP                         100,000                 100,000                          0
Jacob Zamstein, MD                         65,000                  50,000                     15,000

Total                                   4,943,878               3,247,422                  1,696,456
=====                                   =========               =========                  =========

(1) Assumes all shares offered hereby are sold to persons who are not affiliates of the Selling Shareholders. The Selling Shareholders may, but are not required to, sell all shares offered hereby.

(2) Mr. Grayson is a principal of Grayson & Associates, Inc., which has been engaged by the Company to provide certain capital raising services through September 1997.

(3) Grayson & Associates, Inc. has been engaged by the Company to provide certain capital raising services through September 1997. In March 1997, Grayson & Associates, Inc. received a cash fee and warrants from the Company as compensation for assisting the Company with a private placement of debentures. Grayson & Associates, Inc. also received a cash fee and the Grayson Warrants in connection with the private placement of the Shares.

(4) Includes 226,632 shares which may be issued upon exercise of the Grayson Warrants.

(5) Mr. McLachlan is President, Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer and a director of the Company.

(6) Includes 500,000 shares registered in the name of Reads Trust Company Limited, trustee of an irrevocable trust established for the benefit of Mr. McLachlan's children. Also includes 200,000 shares registered in the name of Bank of Bermuda Trust Company, trustee of an irrevocable trust established for the benefit of Mr. McLachlan's children. Mr. McLachlan has no power to vote or dispose of these shares pursuant to the terms of the trusts.

(7) Includes 100,000 shares which may be issued upon exercise of the Tail Wind Warrants. Also includes 87,905 shares which may be issued in accordance with the terms of the Tail Wind Subscription Agreement.

     Of the Shares offered hereby, 2,832,905 were issued in July 1997 to Tail Wind and the Investors in a private placement pursuant to Regulation D of the Securities Act, 87,905 may be issued to Tail Wind under the terms of the Common Stock Subscription Agreement dated as of June 30, 1997 by and between Tail Wind and the Company, 100,000 are issuable upon the exercise of the Tail Wind Warrants, and 226,632 are issuable upon the exercise of the Grayson Warrants. The Grayson Warrants were issued as compensation in connection with the private placement of the Shares sold to the Investors and Tail Wind. The Grayson Warrants may be exercised at any time on or prior to June 30, 2002, _________ at an exercise price of $.50 per share and ____________ at an exercise price of $.726559375 per share. The Tail Wind Warrants were issued in connection with the private placement, and may be exercised at any time from January 1, 1998 to January 1, 2003 for an exercise price of $1.00 per share. Additional shares that may become issuable as a result of the anti-dilution provisions of the Tail Wind Warrants and the Grayson Warrants are also offered hereby pursuant to Rule 416 under the Securities Act.


                              PLAN OF DISTRIBUTION

     The Selling Shareholders may sell the shares in one or more transactions (which may involve one or more block transactions) on the over-the-counter markets on Nasdaq and upon terms then prevailing or at prices related to the then current market price, or in separately negotiated transactions or in a combination of such transactions. The Common Stock offered hereby may be sold by one or more of the following methods, without limitation: (a) a block trade in which a broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus; (c) ordinary brokerage transactions and transactions in which the broker solicits purchasers;
(d) privately negotiated transactions; (e) short sales; and (f) face-to-face transactions between sellers and purchasers without a broker-dealer. The Selling Shareholders may also sell Shares in accordance with Rule 144 under the Securities Act. The Selling Shareholders may be deemed to be underwriters of the shares offered hereby within the meaning of the Securities Act.

     The Company has agreed to keep effective the registration of the Shares offered hereby for a period of not less than two years, until the date upon which all of the Shares offered hereby have been sold or until the date on which the Shares may be sold without registration, whichever is shorter.

     In effecting sales, brokers or dealers engaged by the Selling Shareholders may arrange for other brokers or dealers to participate. Such broker or dealers may receive commissions or discounts from the Selling Shareholders in amounts to be negotiated. All other expenses incurred in connection with this offering will be borne by the Company other than the Selling Shareholders' legal fees. Such brokers and dealers and any other participating brokers or dealers may, in connection with such sales, be deemed to be underwriters within the meaning of the Securities Act. Any discounts or commissions received by any such brokers or dealers may be deemed to be underwriting discounts and commissions under the Securities Act.

     The Company is bearing all of the costs relating to registration of the Shares, except commissions, discounts or other fees payable to a broker, dealer, underwriter, agent or market maker in connection with the sale of any of the Shares, and legal fees in excess of $10,000 for the Investors and for Tail Wind.


                                  LEGAL MATTERS

     The validity of the securities being offered will be passed upon for the Company by Bryan Cave LLP, 700 Thirteenth Street, Washington, D.C. 20005.


                                     EXPERTS

     The financial statements of the Company for the fiscal years ended December 31, 1996 and 1995 have been audited by Hollander, Gilbert & Co., independent certified public accountants, to the extent and for the periods set forth in their report with respect thereto, and are included the Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1996, and are incorporated herein by reference, in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

     No dealer, sales representative or other individual has been authorized to give any information or make any representation not contained in this Prospectus in connection with this offering other than those contained in this Prospectus and if given or made, such information or representation must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell or solicitation of an offer to buy the Common Stock by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall under any circumstances create an implication that the information contained herein is correct as of any time subsequent to its date.


                                TABLE OF CONTENTS
                                                                            Page
Available Information..........................................................3
Information Incorporated By Reference..........................................4
Cautionary Statement...........................................................5
Risk Factors...................................................................5
The Company...................................................................11
Selling Shareholders..........................................................11
Plan of Distribution..........................................................13
Legal Matters.................................................................14
Experts.......................................................................14


     Until September __, 1997 (40 days after the date of the Prospectus), all dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a Prospectus. This delivery requirement is in addition to the obligation of dealers to deliver a Prospectus when acting as Underwriter and with respect to their unsold allotments or subscriptions.


                         SALIVA DIAGNOSTIC SYSTEMS, INC.

                        3,147,442 shares of Common Stock

                                   Prospectus

                                 August __, 1997

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.

     The expenses in connection with the issuance and distribution of the securities being registered hereby will be borne by the Company and are estimated to be as follows:

Registration Fee....................................................$    753.79
Legal Fees..........................................................  10,000.00*
Accounting Fees.....................................................   2,500.00*
Miscellaneous.... ..................................................     ______*
     Total..........................................................     ______*
---------------------
* Estimated

Item 15.  Indemnification of Directors and Officers.

     Section 145 of the Delaware General Corporation Law empowers a corporation to indemnify its directors and officers and to purchase insurance with respect to liability arising out of their capacity or status as directors and officers provided that this provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) arising under Section 174 of the General Corporation Law of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit.

     The Delaware Corporation Law provides further that the indemnification permitted thereunder shall not be deemed exclusive of any other rights to which the directors and officers may be entitled under the corporation's by-laws, any agreement, vote of shareholders or otherwise.

     Article Ten of the Company's Certificate of Incorporation eliminates the personal liability of directors to the fullest extent permitted by Section 145 of the Delaware Corporation Law.

     The effect of the foregoing is to require the Company to indemnify the officers and directors of the Company for any claim arising against such persons in their official capacities if such person acted in good faith and in a manner that he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

     INSOFAR AS INDEMNIFICATION FOR LIABILITIES ARISING UNDER THE SECURITIES ACT OF 1933 MAY BE PERMITTED TO DIRECTORS, OFFICERS OR PERSONS CONTROLLING THE COMPANY PURSUANT TO THE FOREGOING PROVISIONS, THE COMPANY HAS BEEN INFORMED THAT IN THE OPINION OF THE SECURITIES AND EXCHANGE COMMISSION, SUCH INDEMNIFICATION IS AGAINST PUBLIC POLICY AS EXPRESSED IN THE ACT AND IS THEREFORE UNENFORCEABLE.

Item 16.  Exhibits.

Exhibit   Description
-------   -----------
4.1 Specimen of Certificate Representing Common Stock, incorporated by reference to Exhibit 4.1 to the Company's Registration Statement on Form S-1 (Registration No. 33-46648).

4.2 Form of Warrant to be issued to each of Grayson & Associates, Inc. and The Tail Wind Fund Ltd., incorporated by reference to Exhibit 4.1 of the Company's Current Report on Form 8-K dated June 5, 1997, filed on July 30, 1997 (File No. 000-21284) pursuant to Section 13(a) of the Exchange Act (the "June 1997 8-K").

5         Opinion of Bryan Cave LLP*

10.1 Common Stock Subscription Agreement dated as of June 30, 1997 by and between the Company and The Tail Wind Fund Ltd., incorporated by reference to Exhibit 4.2 of the June 1997 8-K.

10.2 Common Stock Subscription Agreement dates as of June 30, 1997 by and between the Company and the investors set forth on Schedule A thereto, incorporated by reference to Exhibit 4.3 of the June 1997 8-K.

10.3 Registration Rights Agreement dated as of June 30, 1997 between the Company and The Tail Wind Fund Ltd., incorporated by reference to
          Exhibit 4.4 of the June 1997 8-K.

10.4 Form of Registration Rights Agreement dated as of June 30, 1997 between the Company and the investors set forth on Schedule A to the Common Stock Subscription Agreement dated as of June 30 ,1997 by and between the Company and the investors set forth on Schedule A thereto, incorporated by reference to Exhibit 4.5 of the June 1997 8-K.

23.1      Consent of Hollander, Gilbert & Co.*

23.2      Consent of Bryan Cave LLP (included in Exhibit 5.1)

------------
*To be filed by amendment.

Item 17.  Undertakings

     (a) Insofar as indemnification for liabilities arising under the Securities Act of 1933, may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions or otherwise, the Company has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (b) The Company hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to:

     (i) include any prospectus required by Section 10 (a)(3) of the Securities Act;

     (ii) reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

     (iii) include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4) For purposes of determining any liability under the Securities Act, the information omitted from the form of Prospectus filed as part of a Registration Statement in reliance upon Rule 430A and contained in the form of Prospectus filed by Registrant pursuant to Rule 424 (b)(1) or (4) under the Securities Act shall be deemed to be part of the Registration Statement as of the time it was declared effective.

     (5) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of Prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vancouver, State of Washington, on August 11, 1997.

                                   SALIVA DIAGNOSTIC SYSTEMS, INC.


                                   By: /s/ Kenneth J. McLachlan
                                       -------------------------------------
                                       Kenneth J. McLachlan
                                       President and Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated. Each of such persons appoints Kenneth
J. McLachlan and Eric F. Stoer or each of them with full power to act without the other, his true and lawful attorneys-in-fact and agents of him and on his behalf and in his name, place and stead, and in any and all capacities, with full and several power of substitution, to sign and file with the proper authorities any and all documents in connection with the Registration Statement on Form S-3, filed with the Securities and Exchange Commission on August 11, 1997, granting unto said attorneys, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same as fully to all intents and purposes as he might or could do if personally present, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, may lawfully do or cause to be done by virtue hereof.

     Signature                         Title                      Date
     ---------                         -----                      ----

/s/ Kenneth J. McLachlan   Director, President, Chief       August 11, 1997
------------------------   Executive Officer, Chief
Kenneth J. McLachlan       Financial Officer and
                           Chief Accounting Officer

/s/ Eric F. Stoer          Director                         August 11, 1997
------------------------
Eric F. Stoer

/s/ Hans R. Vauthier       Director                         August 11, 1997
------------------------
Hans R. Vauthier

/s/ Paul D. Slowey         Chief Operating Officer and      August 11, 1997
------------------------   Vice President of Marketing
Paul D. Slowey

/s/ Michael Grant          Vice President of Operations     August 11, 1997
------------------------
Michael Grant

                         SALIVA DIAGNOSTIC SYSTEMS, INC.
                                  EXHIBIT INDEX


Exhibit    Description
-------    -----------
4.1 Specimen of Certificate Representing Common Stock, incorporated by reference to Exhibit 4.1 to the Company's Registration Statement on Form S-1 (Registration No. 33-46648).

4.2        Form of Warrant to be issued to each of Grayson & Associates, Inc.
           and The Tail Wind Fund Ltd., incorporated by reference to Exhibit 4.1 of the Company's Current Report on Form 8-K dated June 5, 1997, filed on July 30, 1997 (File No.000-21284) pursuant to Section 13(a) of the Exchange Act (the "June 1997 8-K").

5          Opinion of Bryan Cave LLP*

10.1 Common Stock Subscription Agreement dated as of June 30, 1997 by and between the Company and The Tail Wind Fund Ltd., incorporated by reference to Exhibit 4.2 of the June 1997 8-K.

10.2 Common Stock Subscription Agreement dates as of June 30, 1997 by and between the Company and the investors set forth on Schedule A thereto, incorporated by reference to Exhibit 4.3 of the June 1997 8-K.

10.3 Registration Rights Agreement dated as of June 30, 1997 between the Company and The Tail Wind Fund Ltd., incorporated by reference to
           Exhibit 4.4 of the June 1997 8-K.

10.4 Form of Registration Rights Agreement dated as of June 30, 1997 between the Company and the investors set forth on Schedule A to the Common Stock Subscription Agreement dated as of June 30 ,1997 by and between the Company and the investors set forth on Schedule A thereto, incorporated by reference to Exhibit 4.5 of the June 1997 8-K.

23.1       Consent of Hollander, Gilbert & Co. *

23.2       Consent of Bryan Cave LLP (included in Exhibit 5.1)

--------
* To be filed by amendment.